Exhibit 99.1

May 13, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SAM WESTOVER TO SERVE AS CHAIRMAN OF THE BOARD AND

CHIEF EXECUTIVE OFFICER FOR SONIC INNOVATIONS

Andrew Raguskus to Serve as Senior Technology Advisor

Salt Lake City, Utah, May 13, 2008 – The Board of Directors of Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced that Andrew Raguskus has stepped down as Chairman of the Board. Mr. Raguskus will continue as a member of the Board of Directors and serve as its Senior Technology Advisor. As a result of Mr. Raguskus’ announcement, the Board of Directors appointed CEO Sam Westover to serve as Chairman of the Board and Chief Executive Officer for the company.

James Callahan will continue to serve as Lead Independent Director for the Board of Directors. Mr. Callahan has been a director for the company since 2004 and was reelected for an additional three year term at this year’s annual shareholders meeting. He is also a member of the Board’s Audit and Compensation Committees.

In making his announcement, Mr. Raguskus stated, “When I was asked to serve as Chairman of the Board it was with the intention of giving Sam [Westover] time to focus his attention on the strategy and operations of the business. He has clearly set the company on the right path and, therefore, it is time for me to step aside and allow him to assume full leadership responsibility for the company.”

“Andy has been a tremendous asset to this company and the Board and I have the utmost respect for his leadership and accomplishments,” said Mr. Westover in response to his appointment as Chairman of the Board. “Sonic would not be celebrating its 10-year anniversary were it not for his commitment to developing and delivering the best hearing instruments. I am pleased that Andy has agreed to accept the role of Senior Technical Advisor. His knowledge and insight to the hearing aid industry will be invaluable as we continue to develop new products to meet the needs of our customers.”

About Sonic Innovations

Sonic Innovations, Inc. is the largest, publicly traded U.S.-based hearing aid manufacturer. The company was founded with a mission to commercialize a unique digital signal processing platform for hearing aids. Sonic Innovations hearing aids were among the first of their kind clinically proven to increase speech understanding in noise for the hearing impaired. Sonic Innovations, headquartered in Salt Lake City, is listed on the NASDAQ Global Market System and can be found online at http://www.sonici.com.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.